DEAN HELLER
Secretary of State
206 North Carson Street
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Articles of Incorporation

(PURSUANT TO NRS 78)

Entity #
E0792992006-4
Document Number:
20060692147-57

Date Filed:
10/30/2006 8:00:29 AM
In the office of

Dean Heller
Secretary of State

ABOVE SPACE IS FOR OFFICE USE ONLY

1. *Name of Corporation:*	Double Halo Resources Inc.
2. *Resident Agent Name and Street Address:* (must be a Nevada address where process may be served)	United Accounting Systems, LLC Name 2425 W. Horizon Ridge Parkway | Henderson | Nevada | 89052 Street Address | City | | Zip Code Optional Mailing Address | City | State | Zip Code
3. *Shares:* (number of shares corporation authorized to issue)	Number of shares with par value: 100,000,000 Par value: $ 0.001 Number of shares without par value:
4. *Names & Addresses, of Board of Directors/Trustees:* (attach additional page if there is more than 3 directors/trustees)	1. Susan Shacker Name Suite 1220, 666 Burrard Street | Vancouver, B.C. | CAN | V6C 2X8 Street Address | City | State | Zip Code 2. Name Street Address | City | State | Zip Code 3. Name Street Address | City | State | Zip Code
5. *Purpose:* (optional-see instructions)	The purpose of this Corporation shall be: To engage in any lawful business.
6. *Names, Address and Signature of Incorporator.* (attach additional page if there is more than 1 incorporator)	Fay M. Matsukage | Fay M. Matsukage Name | Signature 455 Sherman Street, #300 | Denver | CO | 80203 Address | City | State | Zip Code
7. *Certificate of Acceptance of Appointment of Resident Agent:*	I hereby accept appointment as Resident Agent for the above named corporation. [signature] | 10/26/06 Authorized Signature of R. A. or On Behalf of R. A. Company | Date

This form must be accompanied by appropriate fees.

ADDITIONAL PROVISIONS
TO
ARTICLES OF INCORPORATION
OF
DOUBLE HALO RESOURCES INC.

8. *Capital Stock*	The amount of total authorized capital stock, which the Corporation shall have authority to issue, is 100,000,000 shares of common stock, each with $0.001 par value. To the fullest extent permitted by the laws of the State of Nevada (currently set forth in NRS 78.195), as the same now exists or may hereafter be amended or supplemented, the Board of Directors may fix and determine the designations, rights, preferences or other variations of each class or series within each class of capital stock of the Corporation.
9. *Share Dividends*	Shares of one class or series may be issued as a share dividend in respect of shares of another class or series.
10. *Quorum*	One-third of the votes entitled to be cast on any matter by shareholder voting group entitled to vote on a matter shall constitute a quorum of that voting group for action on that matter by shareholders.
11. *Indemnification*	The Corporation shall indemnify, to the fullest extent permitted by applicable law in effect from time to time, any person against all liability and expense (including attorney's fees) incurred by reason of the fact that he is or was a director or officer of the Corporation, he is or was serving at the request of the Corporation as a director, officer, employee, or agent of, or in any similar managerial or fiduciary position of, another corporation, partnership, joint venture, trust or other enterprise. The Corporation shall also indemnify any person who is serving or has served the Corporation as a director, officer, employee, or agent of the Corporation to the extent and in the manner provided in any bylaw, resolution of the shareholders or directors, contract, or otherwise, so long as such provision is legally permissible.
12. *Certain Provisions Not Applicable*	The provisions of NRS 78.378 to 78.3793 inclusive and NRS 78.411 to 78.444 inclusive, shall not apply to the Corporation.